ADDENDUM

This addendum modifies that Common Stock Purchase Agreement dated April 27, 2012 by and between Northumberland Resources, Inc., a Nevada corporation (“Company”) on one hand and ThorFinn Partners (the “Investor”).

The Preamble is modified as follows:

WHEREAS the Company and the Investor have previously agreed that the Investor may provide up to $3,000,000 in equity financing to the Company in tranches (each a “Tranche”) of up to $500,000 at such closings as are mutually agreed upon by the parties for a period of twelve months ending March 21, 2014, unless extended for an additional twelve months as agreed upon by the parties.

Section 1.2 is hereby modified as follows:

1.2 Sale and Issuance of Shares. The Investor shall make available to the Company in accordance with, and subject to the terms and conditions of, this Agreement, until March 21, 20l4, (“End Date”) up to $2,500,000 in individual tranches of up to $500,000. The End Date may be extended for an additional term of up to twelve months at the option of the Company and the Investor upon written notice on or before the End Date. The purchase, sale and issuance of the Shares pursuant to each Tranche shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”) as requested by the Company and accepted by the Investor. Each Tranche shall be in an aggregate amount of not more than $500,000. Each Tranche shall close five business days following receipt of notice from the Company requesting additional funding of up to $500,000, if accepted and agreed upon by the Investor. At each closing, the Investor shall provide an executed Subscription Agreement, in a form acceptable to both parties to this Agreement, to the Company.

Company:

Northumberland Resources, Inc.

By: /s/ Fortunato Villamagna
Fortunato Villamagna

President and Chief Executive Officer

Investor:

ThorFinn Partners

By: /s/ Charles Patrick
Charles Patrick, Manager